Exhibit 99.1

Starwood Property Trust And Starwood Capital Group Close Acquisition Of LNR Property LLC

Company Release - 04/22/2013 07:30

GREENWICH, Conn., April 22, 2013 /PRNewswire/ — Starwood Property Trust (NYSE: STWD) and Starwood Capital Group, a leading global private investment firm, on behalf of Starwood Distressed Opportunity Fund IX today announced the completion of their previously announced acquisition of LNR Property LLC (“LNR”), a leading diversified real estate investment, finance, management and development firm.

Under the terms of the agreement, Starwood Property Trust acquired the following LNR business segments for a total purchase price of $862 million: the US special servicer, the US investment securities portfolio, Archetype Mortgage Capital, Archetype Financial Institution Services, LNR Europe and 50% of LNR’s interest in Auction.com.

Starwood Capital Group acquired for $194 million both LNR’s US Commercial Property Group and the remaining 50 percent of LNR’s ownership interest in Auction.com.

Citigroup and Credit Suisse served as financial advisors to Starwood on the transaction and Sidley Austin LLP acted as legal counsel.

About Starwood Property Trust, Inc.

Starwood Property Trust, Inc. focuses primarily on originating, investing in, financing and managing commercial mortgage loans and other commercial and residential real estate-related debt investments. Starwood Property Trust, Inc. is externally managed and advised by SPT Management, LLC, an affiliate of Starwood Capital Group, and has elected to be taxed as a real estate investment trust for U.S. federal income tax purposes.

About Starwood Capital Group

Starwood Capital Group is a private, U.S.-based investment firm with a core focus on global real estate. Since the group’s inception in 1991, the firm has raised more than $16 billion of equity capital, and through its various funds, has invested $13.7 billion representing over $36 billion in assets. Starwood Capital Group currently has more than $22 billion of assets under management. Starwood Capital Group maintains offices in Greenwich, Atlanta, San Francisco, Washington, D.C., Chicago and Los Angeles, and affiliated offices in London, Luxembourg, Paris, Mumbai and Sao Paulo. Starwood Capital Group has invested in nearly every class of real estate on a global basis, including office, retail, residential, senior housing, golf, hotels, resorts and industrial assets. Starwood Capital Group and its affiliates have successfully executed an investment strategy that includes building enterprises around core real estate portfolios in both the private and public markets. Additional information about Starwood Capital can be found at www.starwoodcapital.com.

Investor Relations – Starwood Property Trust

Phone: 203-422-7788

Email: investorrelations@stwdreit.com

Media Relations – Starwood Property Trust

Phil Denning or Jason Chudoba

ICR, Inc.

Phone: 203-682-8200

Jason.chudoba@icrinc.com, Phil.denning@icrinc.com

Media Relations – Starwood Capital Group

Tom Johnson

Abernathy MacGregor

212-371-5999

SOURCE Starwood Property Trust, Inc.